EXHIBIT 99.1

Contact:	Karen L. Dexter
Director, Investor Relations
Ampex Corporation
(650) 367-4111

AMPEX CORPORATION REPORTS

Q2 2006 FINANCIAL RESULTS

REDWOOD CITY, Calif., August 9, 2006 – Ampex Corporation (Nasdaq:AMPX) today reported a net loss of $3.2 million ($0.83 loss per diluted share) on revenues of $7.8 million in the second quarter of 2006 compared to net income of $2.5 million ($0.64 per diluted share) on revenues of $15.8 million in the second quarter of 2005. Results in the second quarter of 2006 were adversely affected by the expiration of a digital still camera patent in April 2006 and the absence of any one-time licensing settlements.

Other matters affecting the second quarter 2006 financial results included:

•	Quarterly running royalties earned on current period shipments by our licensees totaled $1.6 million in the second quarter of 2006 compared to $3.2 million in the second quarter of 2005. The decline was due to the expiration of our Rapid Image Retrieval patent (“121” patent) on April 11, 2006. Also, in the second quarter of 2005, one-time royalty settlements for prior period shipments and, in some cases, prepayment of license obligations covering future periods totaled $6.7 million and were recognized in licensing revenues. There were no such settlements in 2006.

•	We continue to meet with licensees to determine whether any other of our digital imaging patents, including our Feed Forward Quantization patent (“324 patent”), are being used in their products. To date, we have issued claim charts to ten manufacturers of digital still cameras alleging infringement of our “324 patent”. We expect that all of our digital still camera licensees will discontinue royalty payments to us pending resolution of these discussions which we do not expect to conclude until later in 2006.

•	The Sony prepayment of $40 million received in 2004 covered their obligation to pay us royalties on all products that they manufacture that incorporate our technology through April 11, 2006, including digital camcorders. Sony’s digital camcorder license agreement provides for the payment of royalties based on the sales price of digital camcorders shipped after April 11, 2006. Royalty payments are scheduled to begin being reported in the third quarter of 2006. We believe that digital camcorder royalties payable by Sony will be significant.

•	Litigation costs incurred in connection with the Kodak lawsuit totaled $2.1 million ($0.55 per diluted share) in the three months ended June 30, 2006, compared to $3.8 million ($0.96 per diluted share) in the three months ended June 30, 2005. The Markman Hearing was conducted in July 2006 but the Court’s rulings on claim construction are not expected to be issued for several additional weeks. The trial is currently scheduled for December 2006.

•	The Recorders segment earned operating income of $0.23 per diluted share in the second quarter of 2006 compared to $0.01 per diluted share in the second quarter of 2005, primarily due to improved margins on new product sales and a large mass data storage system shipped during the quarter. Recorders segment revenues increased to $6.3 million in the second quarter of 2006 from $5.9 million in the second quarter of 2005. Additional new products are scheduled to be available for shipment in the third and fourth quarters of 2006, which make up a portion of our backlog that totaled $8.9 million at June 30, 2006.

As a result of the foregoing, operating income (loss) for the Company’s business segments and unallocated corporate expenses were as follows:

	For the three months ended June 30,
	2006	2005
	(in millions)
Licensing segment	$(0.9)	$5.6
Recorders segment	0.9	0.0
Unallocated corporate	(2.2)	(2.6)

Operating income (loss)	$(2.2)	$3.0

As previously announced, the Company will host a conference call on Wednesday, August 9, 2006 at 4:30 p.m. eastern time to discuss its second quarter 2006 financial results. To access the call, please call Genesys Conferencing at (866) 837-9782 by 4:20 p.m. and reference Conference ID 946843 to access the call. Parties interested in asking questions of management are requested to give the moderator their name and telephone contact information.

A replay of the conference call will be available on the Ampex website www.ampex.com, Investor Relations, “Second Quarter 2006 Earnings Call”, for approximately one week shortly after the call has been concluded.

Ampex Corporation, www.ampex.com, headquartered in Redwood City, California, is one of the world’s leading innovators and licensors of technologies for the visual information age.

This news release contains predictions, projections and other statements about the future that are intended to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of l995 (collectively, “forward-looking statements”). Forward-looking statements relate to various aspects of the Company’s operations and strategies, including but not limited to the effects of having recently and in the past experienced losses and the risk that the Company may incur losses in the future; the Company’s limited liquidity and significant indebtedness and interest expense; its sales and royalty revenues declining in future periods, and the risk that the Company will not conclude additional royalty-bearing license agreements covering its digital technologies; delays that might be experienced in the receipt of anticipated royalties from license agreements presently in effect; the Company’s marketing, product development, acquisition, investment, licensing and other strategies not being successful; possible future issuances of debt or equity securities; the possible incurrence of significant patent litigation expenses or adverse legal determinations finding the Company’s patents not be valid or not to have been infringed; new business development and industry trends; the possible need to raise additional capital in order to meet the Company’s obligations; reliance on a former affiliate to make contributions to the Company’s pension plans which are substantially underfunded and most other statements that are not historical in nature. Important factors that could cause actual results to differ materially from those described in the forward-looking statements are described in cautionary statements included in this news release and/or in the Company’s 2005 Annual Report on Form 10-K and its Quarterly Report on Form 10-Q for the first fiscal quarter ended March 31, 2006 which have been filed with the SEC and its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006, which is expected to be filed with the SEC shortly. In assessing forward-looking statements, readers are urged to consider carefully these cautionary statements. Forward-looking statements speak only as of the date of this news release, and the Company disclaims any obligations to update such statements.

AMPEX CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

(unaudited)

	June 30, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$7,394	$13,070
Accounts receivable (net of allowances of $127 in 2006 and $78 in 2005)	4,357	3,091
Inventories	6,146	5,862
Royalties receivable	65	735
Cash collateral on letter of credit	1,485	1,483
Other current assets	1,069	873

Total current assets	20,516	25,114

Property, plant and equipment	1,094	1,215
Other assets	375	373

Total assets	$21,985	$26,702

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Notes payable	$405	$113
Accounts payable	4,863	3,802
Net liabilities of discontinued operations	1,288	1,413
Accrued restructuring costs	602	610
Pension and other retirement plans	866	864
Other accrued liabilities	5,267	7,935

Total current liabilities	13,291	14,737
Long-term debt	27,241	25,725
Pension and other retirement plans	94,273	95,948
Other liabilities	1,889	1,929
Accrued restructuring costs	731	1,030
Net liabilities of discontinued operations	1,597	1,679

Total liabilities	139,022	141,048

Commitments and contingencies

Mandatorily redeemable nonconvertible preferred stock, $1,000 liquidation value per share:
Authorized: 69,970 shares in 2006 and in 2005
Issued and outstanding - none in 2006 and in 2005	—	—

Mandatorily redeemable preferred stock, $2,000 liquidation value per share:
Authorized: 21,859 shares in 2006 and in 2005
Issued and outstanding - none in 2006 and in 2005	—	—

Convertible preferred stock, $2,000 liquidation value per share:
Authorized: 10,000 shares in 2006 and in 2005
Issued and outstanding - none in 2006 and in 2005	—	—

Stockholders’ deficit:
Preferred stock, $1.00 par value:
Authorized: 898,171 shares in 2006 and in 2005
Issued and outstanding - none in 2006 and in 2005	—	—
Common stock, $.01 par value:
Class A:
Authorized: 175,000,000 shares in 2006 and in 2005
Issued and outstanding - 3,830,273 shares in 2006; 3,789,773 in 2005	38	38
Class C:
Authorized: 50,000,000 shares in 2006 and in 2005
Issued and outstanding - none in 2006 and in 2005	—	—
Other additional capital	455,110	454,789
Accumulated deficit	(461,977)	(456,953)
Accumulated other comprehensive loss	(110,208)	(112,220)

Total stockholders’ deficit	(117,037)	(114,346)

Total liabilities, redeemable preferred stock and stockholders’ deficit	$21,985	$26,702

AMPEX CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except share and per share data)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2006	2005	2006	2005
Licensing revenue	$1,555	$9,889	$4,145	$21,300
Product revenue	4,265	3,824	7,687	8,070
Service revenue	2,012	2,108	4,109	4,382

Total revenue	7,832	15,821	15,941	33,752

Intellectual property costs	2,474	4,241	6,547	7,269
Cost of product revenue	2,109	2,451	3,931	4,987
Cost of service revenue	589	762	1,185	1,451
Research, development and engineering	1,123	1,080	2,215	2,112
Selling and administrative	3,694	4,250	6,117	7,918

Total costs and operating expenses	9,989	12,784	19,995	23,737

Operating income (loss)	(2,157)	3,037	(4,054)	10,015
Media pension costs	186	194	371	387
Interest expense	689	669	1,314	1,410
Amortization of debt financing costs	1	179	2	193
Interest income	(78)	(44)	(177)	(113)
Other (income) expense, net	7	(499)	(765)	(545)

Income (loss) from continuing operations before income taxes	(2,962)	2,538	(4,799)	8,683

Provision for income taxes	7	39	30	260

Net income (loss) from continuing operations	(2,969)	2,499	(4,829)	8,423

Loss from discontinued operations (net of taxes of nil in 2006)	(195)	—	(195)	—

Net income (loss)	(3,164)	2,499	(5,024)	8,423

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(49)	(1)	(47)	52

Comprehensive income (loss)	$(3,213)	$2,498	$(5,071)	$8,475

Basic income (loss) per share from continuing operations	$(0.78)	$0.67	$(1.27)	$2.28

Basic loss per share from discontinued operations	$(0.05)	$0.00	$(0.05)	$0.00

Basic income (loss) per share	$(0.83)	$0.67	$(1.32)	$2.28

Weighted average number of basic common shares outstanding	3,823,855	3,705,382	3,815,187	3,701,790

Diluted income (loss) per share from continuing operations	$(0.78)	$0.64	$(1.27)	$2.16

Diluted loss per share from discontinued operations	$(0.05)	$0.00	$(0.05)	$0.00

Diluted income (loss) per share	$(0.83)	$0.64	$(1.32)	$2.16

Weighted average number of diluted common shares outstanding	3,823,855	3,893,376	3,815,187	3,891,512